UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 11, 2013, Health Care REIT, Inc. (the “Company”) filed a Current Report on Form 8-K in connection with its acquisition (the “Acquisition”) of the real estate business of Sunrise Senior Living, Inc. (“Sunrise”) pursuant to the terms of the Agreement and Plan of Merger, dated as of August 21, 2012 (as amended, the “Merger Agreement”), by and among Sunrise, Brewer Holdco, Inc., a wholly owned subsidiary of Sunrise (“Holdco”), Brewer Holdco Sub, Inc., a wholly owned subsidiary of Holdco, the Company and Red Fox, Inc., a wholly owned subsidiary of the Company.

As part of the Acquisition and at the effective time of the Acquisition, the Company acquired from Sunrise a 44.9788% membership interest in the joint venture CHTSun Partners IV, LLC (“Sun IV”), a 40% membership interest in the joint venture CC3 Acquisition, LLC (“CC3”), a 30% membership interest in the joint venture CLPSun Partners II, LLC (“Sun II”) and a 32.1221% membership interest in the joint venture CLPSun Partners III, LLC (“Sun III”).

On July 1, 2013, the Company, in connection with the Acquisition, completed its purchase of (1) the remaining 55.0212% membership interest in Sun IV from CHT SL IV Holding, LLC (“CHT”) for an aggregate purchase price of approximately $62.5 million, (2) the remaining 60% membership interest in CC3 from CLP Senior Holding, LLC (“CLP”) for an aggregate purchase price of approximately $144.9 million, (3) the remaining 70% membership interest in Sun II from CLP SL II Holding, LLC (“CLP II”) for an aggregate purchase price of approximately $17.6 million and (4) the remaining 67.8778% membership interest in Sun III from CLP SL III Holding, LLC (“CLP III”) for an aggregate purchase price of approximately $33.4 million, each pursuant to the terms of a separate purchase and sale agreement entered into by the Company and each of CHT, CLP, CLP II and CLP III, respectively (collectively, the “Purchases”). CHT is a subsidiary of CNL Healthcare Properties, Inc. and CLP, CLP II and CLP III are subsidiaries of CNL Lifestyle Properties, Inc.

As a result of the Purchases, the Company now owns a 100% membership interest in each of Sun IV, CC3, Sun II and Sun III. Sun IV, through its subsidiaries, owns an interest in seven seniors housing communities, CC3, through its subsidiaries, owns an interest in 29 seniors housing communities, Sun II, through its subsidiaries, owns an interest in six seniors housing communities and Sun III, through its subsidiaries, owns an interest in seven seniors housing communities.

The Purchases were the result of the Company’s exercise of purchase options under each of the joint venture agreements of Sun IV, CC3, Sun II and Sun III in connection with the Acquisition.

Since January 9, 2013, the investment amount of the Acquisition has increased from approximately $3.4 billion to approximately $4.3 billion as a result of certain joint venture partner buy-outs, including the Purchases.

On July 1, 2013, the Company issued a press release regarding the completion of the Purchases. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement that was filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 22, 2012, and is incorporated herein by reference.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors and security holders with information regarding the terms of the Merger Agreement, and are not intended to provide any other factual information about the Company, Sunrise or their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by the parties to each other. Investors should not rely on the representations and warranties as characterizations of the actual state of facts or condition of the Company, Sunrise or any of their respective subsidiaries, affiliates or businesses.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

To the extent required by this item, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

To the extent required by this item, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and among Sunrise Senior Living, Inc., Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (the exhibits and schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Form 8-K filed August 22, 2012, and incorporated herein by reference thereto)

99.1	Press release issued on July 1, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.

By:	/s/ GEORGE L. CHAPMAN
Name:	George L. Chapman
Title:	Chairman of the Board, Chief Executive Officer and President

Dated: July 8, 2013

Exhibit Index

2.1	Agreement and Plan of Merger, dated as of August 21, 2012, by and among Sunrise Senior Living, Inc., Brewer Holdco, Inc., Brewer Holdco Sub, Inc., Health Care REIT, Inc. and Red Fox, Inc. (the exhibits and schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K) (filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Form 8-K filed August 22, 2012, and incorporated herein by reference thereto)

99.1	Press release issued on July 1, 2013